Exhibit 99.1

MARTIN MARIETTA REPORTS

FOURTH-QUARTER AND FULL-YEAR 2020 RESULTS

Fourth-Quarter Diluted Earnings per Share Increases 40 Percent,

Reflecting Strong Shipment Growth, Pricing Gains and Disciplined Cost Management

Record Fourth-Quarter and Full-Year Profitability and Safety Performance

18 Percent Improvement in Fourth-Quarter Aggregates Unit Profitability

Company Remains Well-Positioned to Capitalize on Emerging Demand in 2021 and Beyond

RALEIGH, N.C. (February 9, 2021) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the fourth quarter and year ended December 31, 2020.

Highlights include:

	Quarter Ended December 31,		Year Ended December 31,
($ in millions, except per share)	2020	2019	2020	2019
Products and services revenues [1]	$1,110.9	$1,024.7	$4,432.1	$4,422.3
Building Materials Business	$1,054.1	$973.7	$4,211.2	$4,172.4
Magnesia Specialties Business	$56.8	$51.0	$220.9	$249.9
Total revenues [2]	$1,179.6	$1,100.4	$4,729.9	$4,739.1
Gross profit	$325.4	$258.6	$1,252.8	$1,179.0
Earnings from operations [3]	$240.6	$184.6	$1,005.4	$884.9
Net earnings attributable to Martin Marietta [4]	$183.0	$131.0	$721.0	$611.9
Adjusted EBITDA [3,5]	$335.1	$278.8	$1,392.8	$1,254.5
Earnings per diluted share [4]	$2.93	$2.09	$11.54	$9.74

[1]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[2]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[3]	Full-year 2020 earnings from operations and Adjusted EBITDA included $69.9 million of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.
[4]

Full-year 2020 net earnings attributable to Martin Marietta and earnings per diluted share included $54.1 million, or $0.87 per diluted share, of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.

[5]

Earnings before interest; income taxes; depreciation, depletion and amortization; and the earnings/loss from nonconsolidated equity affiliates, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “In every respect, 2020 was extraordinary for Martin Marietta as we addressed and overcame challenges that were inconceivable a year earlier. Our resilient business model and team’s commitment to Martin Marietta’s vision and strategic priorities enabled us to achieve record fourth-quarter results and deliver record full-year profitability and the best safety performance in our Company’s history.

“We are proud to extend our track record of financial and operational excellence despite the COVID-19 pandemic. Notably, 2020 marked our ninth consecutive year of growth for products and services revenues, gross profit, Adjusted EBITDA and earnings per diluted share. For the fourth quarter, we established new records for revenues and Adjusted EBITDA and expanded consolidated gross margin 410 basis points to 27.6 percent, driven by shipment growth, pricing gains and disciplined cost management across the business. These record-setting results underscore the thoughtful development and successful execution of our Strategic Operating Analysis and Review (SOAR) plan.

“As we move forward, we believe underlying demand fundamentals will reset, establishing 2021 as the year during which the nation regains its economic footing. While degrees of macroeconomic uncertainty will persist, our 2021 outlook is supported by the widespread shipment and pricing strength seen during the fourth quarter. We anticipate single-family housing growth, expanded infrastructure investment and notable heavy industrial projects of scale will support the Company’s near-term shipment levels. We expect these demand drivers, combined with the ancillary construction necessary for housing community buildouts and the potential increased infrastructure investment from a comprehensive federal surface transportation package, should provide for multi-year growth in product demand.”

Mr. Nye concluded, “With a collective commitment to our strategies, disciplined pricing and operational excellence, Martin Marietta has built a strong foundation for continued success. Today, Martin Marietta is uniquely well-positioned, geographically, financially and otherwise, to capitalize on the emerging growth trends that are expected to support steady and sustainable construction activity over the long term. We remain confident in our Company’s prospects for continued sustainable growth and superior shareholder value creation in 2021 and beyond.”

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Fourth-Quarter Operating and Financial Results

(All comparisons are versus the prior-year fourth quarter unless noted otherwise)

Building Materials Business

The Building Materials business achieved record fourth-quarter revenues and gross profit. Products and services revenues of $1.05 billion increased 8.3 percent and product gross profit of $298.7 million increased 25.1 percent.

During the quarter, the Building Materials business experienced notable improvements in product demand, which benefitted from strong residential construction activity and milder weather conditions that extended the construction season. Consistent with management’s expectations, pricing remained resilient with growth in all product lines.

Aggregates

Fourth-quarter aggregates shipments grew 3.0 percent compared with the prior-year quarter. Aggregates pricing increased 3.5 percent on both a reported and mix-adjusted basis.

By segment:

♦

East Group shipments increased 3.1 percent, reflecting strengthening demand in North Carolina, Georgia, Florida and Indiana that more than offset reduced midwestern wind energy construction activity. Pricing increased 6.0 percent, or 3.6 percent on a mix-adjusted basis, with solid improvements in both the East and Central divisions and aided by favorable geographic mix.

♦

West Group shipments increased 2.8 percent, driven by housing activity and large heavy industrial projects that more than offset reduced energy-sector demand. Pricing decreased 1.3 percent, reflecting a lower percentage of higher-priced commercial rail-shipped volumes in Texas that offset robust underlying pricing gains. On a mix-adjusted basis, West Group pricing increased 3.2 percent.

Fourth-quarter aggregates gross profit per ton shipped improved 17.9 percent and product gross margin expanded 370 basis points to 30.7 percent, driven by higher shipment levels, strong pricing gains and lower production costs, including diesel fuel and contract services.

Cement

Cement shipments increased 11.7 percent to 1.1 million tons, a fourth-quarter record. This growth reflected robust underlying demand in North and South Texas that more than offset reduced energy-sector activity. Pricing improved 0.5 percent, as lower sales of higher-priced oil-well specialty cement products into West Texas disproportionately impacted overall pricing growth. On a mix-adjusted basis, cement pricing increased 3.0 percent. The cement business achieved record product gross margin of 44.5 percent, an 850-basis-point expansion, driven by improved kiln reliability from prior-period investments, lower fuel costs and the timing of planned kiln outages.

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Downstream businesses

Ready mixed concrete shipments increased 17.0 percent, or 18.5 percent excluding the impact of acquired operations and fourth-quarter 2019 shipments from the Arkansas, Louisiana and Eastern Texas concrete business, generally known as ArkLaTex, that was divested in January 2020. Shipment improvements were widespread in both Texas and Colorado. Geographic and product mix limited pricing growth to 0.3 percent. Product gross margin improved 140 basis points to 8.7 percent, driven primarily by higher shipments and reduced fuel costs that more than offset higher raw material costs.

Colorado asphalt shipments increased 18.8 percent versus a weather-challenged prior-year quarter and pricing increased 3.5 percent. Asphalt and paving products and services gross margin improved 30 basis points.

Magnesia Specialties Business

Magnesia Specialties fourth-quarter product revenues increased 11.5 percent to $56.8 million, reflecting improved demand for chemicals and lime products. Higher revenues, combined with disciplined cost control, resulted in a 430-basis-point expansion in product gross margin to 42.8 percent.

Consolidated

During the fourth quarter of 2020, the Company incurred $1.1 million in COVID-19-related expenses for enhanced personal protective equipment, as well as cleaning and sanitizing protocols across its operations, which were recorded in selling, general and administrative expenses.

Other nonoperating expenses, net, for fourth-quarter 2020 included $5.9 million to finance third-party railroad maintenance in exchange for a federal income tax benefit of $7.3 million.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities was $1.05 billion, an all-time record, in 2020 compared with $966.1 million in 2019.

Cash paid for property, plant and equipment additions was $359.7 million.

Through dividend payments and share repurchases, the Company returned $190.3 million to shareholders in 2020 and more than $1.8 billion since announcing a 20 million share repurchase authorization in February 2015. The Company temporarily paused share repurchases in March 2020 in light of the COVID-19 pandemic. The potential resumption of repurchase activity remains subject to management’s discretion.

The Company had $304.4 million of cash, cash equivalents and restricted cash on hand and nearly $1.1 billion of unused borrowing capacity on its existing credit facilities as of December 31, 2020.

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Full-Year 2021 Outlook

Martin Marietta remains confident that favorable pricing dynamics will continue, supported by the Company’s locally-driven pricing strategy, and attractive underlying fundamentals and long-term secular growth trends in its key geographies remain intact, particularly as the U.S. economy stabilizes and recovers.

Martin Marietta’s 2021 guidance excludes any benefit from additional fiscal stimulus or relief funds beyond those already enacted as well as any benefit from a potential successor federal surface transportation bill.

2021 GUIDANCE
($ in millions, except per ton)	Low *	High *
Consolidated
Products and services revenues [1]	$4,510	$4,700
Gross profit	$1,290	$1,380
Selling, general and administrative expenses (SG&A)	$320	$330
Interest expense	$110	$115
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$665	$750
Adjusted EBITDA [2]	$1,350	$1,450
Capital expenditures	$425	$475

Building Materials Business
Aggregates
Volume % growth [3]	1.0%	4.0%
Average selling price per ton (ASP) % growth [4]	3.0%	5.0%
Products and services revenues	$2,900	$2,990
Gross profit	$895	$945

Cement
Products and services revenues	$460	$500
Gross profit	$175	$185

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,240	$1,310
Gross profit	$130	$150

Magnesia Specialties Business
Products and services revenues	$230	$240
Gross profit	$90	$100

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	Consolidated products and services revenues exclude $320 million to $340 million related to estimated interproduct sales and exclude freight revenues.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[3]	Volume % growth range is for total aggregates shipments, inclusive of internal tons, and is in comparison with total 2020 shipments of 186.5 million tons.
[4]	ASP % growth range is in comparison with 2020 ASP of $14.77 per ton.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2020 earnings results on a conference call and an online web simulcast today (February 9, 2021). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 5398051. Additionally, the Company has posted 2020 Supplemental Information on the Investor Relations section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

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Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Fourth-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the recent dramatic increases in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which we do business, our suppliers, customers or other business partners as well as on our employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Florida, Iowa and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to this decline, particularly in Texas and West Virginia; increasing residential mortgage rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

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You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Products and services revenues	$1,110.9	$1,024.7	$4,432.1	$4,422.3
Freight revenues	68.7	75.7	297.8	316.8
Total Revenues	1,179.6	1,100.4	4,729.9	4,739.1

Cost of revenues - products and services	784.7	764.7	3,175.6	3,239.1
Cost of revenues - freight	69.5	77.1	301.5	321.0
Total cost of revenues	854.2	841.8	3,477.1	3,560.1
Gross Profit	325.4	258.6	1,252.8	1,179.0

Selling, general and administrative expenses	84.9	73.7	305.9	302.7
Acquisition-related expenses	0.2	0.3	1.3	0.5
Other operating income, net (1)	(0.3)	—	(59.8)	(9.1)
Earnings from operations (1)	240.6	184.6	1,005.4	884.9

Interest expense	28.4	30.7	118.1	129.3
Other nonoperating expenses and (income), net	3.9	(2.4)	(2.0)	7.3
Earnings before income tax expense	208.3	156.3	889.3	748.3
Income tax expense	25.3	25.2	168.2	136.3
Consolidated net earnings	183.0	131.1	721.1	612.0
Less: Net earnings attributable to noncontrolling interests	—	0.1	0.1	0.1
Net Earnings Attributable to Martin Marietta (2)	$183.0	$131.0	$721.0	$611.9

Net earnings per common share attributable to common shareholders:
Basic (3)	$2.94	$2.10	$11.56	$9.77
Diluted (3)	$2.93	$2.09	$11.54	$9.74

Dividends per common share	$0.57	$0.55	$2.24	$2.06

Weighted-average common shares outstanding:
Basic	62.3	62.5	62.3	62.5
Diluted	62.5	62.7	62.4	62.7

(1) Full-year 2020 amount included $69.9 million of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.
(2) Full-year 2020 amount included $54.1 million of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.
(3) Full-year 2020 amounts included $0.87 per share of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Total revenues:
Building Materials Business:
East Group (1)	$483.3	$448.1	$1,949.1	$1,949.0
West Group (1)	633.9	596.2	2,538.1	2,518.8
Total Building Materials Business	1,117.2	1,044.3	4,487.2	4,467.8
Magnesia Specialties	62.4	56.1	242.7	271.3
Total	$1,179.6	$1,100.4	$4,729.9	$4,739.1

Gross profit:
Building Materials Business:
East Group (1)	$159.9	$130.4	$619.4	$605.7
West Group (1)	138.9	107.8	540.4	474.9
Total Building Materials Business	298.8	238.2	1,159.8	1,080.6
Magnesia Specialties	23.4	18.8	85.5	95.4
Corporate	3.2	1.6	7.5	3.0
Total	$325.4	$258.6	$1,252.8	$1,179.0

Selling, general and administrative expenses:
Building Materials Business:
East Group (1)	$25.2	$21.5	$99.2	$84.7
West Group (1)	35.5	30.0	135.7	116.3
Total Building Materials Business	60.7	51.5	234.9	201.0
Magnesia Specialties	3.7	2.8	14.1	11.3
Corporate	20.5	19.4	56.9	90.4
Total	$84.9	$73.7	$305.9	$302.7

Earnings (Loss) from operations:
Building Materials Business:
East Group (1)	$136.0	$110.8	$522.1	$527.3
West Group (1), (2)	103.1	79.2	471.3	366.9
Total Building Materials Business (2)	239.1	190.0	993.4	894.2
Magnesia Specialties	19.5	15.6	70.7	83.6
Corporate	(18.0)	(21.0)	(58.7)	(92.9)
Total (2)	$240.6	$184.6	$1,005.4	$884.9

(1) 2019 amounts have been restated from amounts presented in the 2019 fourth-quarter earnings release to reflect the transfer of the Company's one quarry in the state of Washington from the East Group to the West Group to conform with 2020 presentation.

(2) Full-year 2020 amounts included $69.9 million of nonrecurring gains on surplus land sales and divested assets.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(Dollars in millions)

	Three Months Ended				Year Ended
	December 31				December 31
	2020		2019		2020		2019
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Total revenues:
Building Materials Business:
Products and services:
Aggregates	$677.2		$635.3		$2,769.3		$2,756.7
Cement	120.8		108.1		452.5		439.1
Ready mixed concrete	262.7		223.9		952.1		948.1
Asphalt and paving	76.8		68.4		331.7		294.0
Less: Interproduct sales	(83.4)		(62.0)		(294.4)		(265.5)
Products and services	1,054.1		973.7		4,211.2		4,172.4
Freight	63.1		70.6		276.0		295.4
Total Building Materials Business	1,117.2		1,044.3		4,487.2		4,467.8
Magnesia Specialties Business:
Products and services	56.8		51.0		220.9		249.9
Freight	5.6		5.1		21.8		21.4
Total Magnesia Specialties Business	62.4		56.1		242.7		271.3
Total	$1,179.6		$1,100.4		$4,729.9		$4,739.1

Gross profit (loss):
Building Materials Business:
Products and services:
Aggregates	$208.2	30.7%	$171.4	27.0%	$848.5	30.6%	$807.9	29.3%
Cement	53.7	44.5%	38.9	36.0%	170.9	37.8%	143.4	32.7%
Ready mixed concrete	22.9	8.7%	16.3	7.3%	79.6	8.4%	78.8	8.3%
Asphalt and paving	13.9	18.1%	12.2	17.8%	60.4	18.2%	50.7	17.2%
Products and services	298.7	28.3%	238.8	24.5%	1,159.4	27.5%	1,080.8	25.9%
Freight	0.1	NM	(0.6)	NM	0.4	NM	(0.2)	NM
Total Building Materials Business	298.8	26.7%	238.2	22.8%	1,159.8	25.8%	1,080.6	24.2%
Magnesia Specialties Business:
Products and services	24.3	42.8%	19.6	38.5%	89.6	40.6%	99.4	39.8%
Freight	(0.9)	NM	(0.8)	NM	(4.1)	NM	(4.0)	NM
Total Magnesia Specialties Business	23.4	37.5%	18.8	33.5%	85.5	35.2%	95.4	35.2%
Corporate	3.2	NM	1.6	NM	7.5	NM	3.0	NM
Total	$325.4	27.6%	$258.6	23.5%	$1,252.8	26.5%	$1,179.0	24.9%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31	December 31
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$207.3	$21.0
Restricted cash	97.1	—
Accounts receivable, net	575.1	573.7
Inventories, net	709.0	690.8
Other current assets	79.8	141.2
Property, plant and equipment, net	5,242.3	5,206.0
Intangible assets, net	2,922.0	2,883.6
Operating lease right-of-use assets, net	453.0	481.9
Other noncurrent assets	295.2	133.4
Total assets	$10,580.8	$10,131.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$—	$340.0
Other current liabilities	499.3	498.5
Long-term debt (excluding current maturities)	2,625.8	2,433.6
Other noncurrent liabilities	1,562.4	1,506.2
Total equity	5,893.3	5,353.3
Total liabilities and equity	$10,580.8	$10,131.6

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Twelve Months Ended
	December 31
	2020	2019
Cash Flows from Operating Activities:
Consolidated net earnings	$721.1	$612.0
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	393.5	371.5
Stock-based compensation expense	30.0	34.1
Gains on divestitures and sales of assets	(73.0)	(3.1)
Deferred income taxes, net	43.8	29.4
Other items, net	2.1	8.6
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	6.1	(50.4)
Inventories, net	(19.3)	(27.7)
Accounts payable	(34.0)	25.9
Other assets and liabilities, net	(20.2)	(34.2)
Net Cash Provided by Operating Activities	1,050.1	966.1

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(359.7)	(393.5)
Acquisitions, net of cash acquired	(65.1)	—
Proceeds from divestitures and sales of assets	142.3	8.4
Investments in life insurance contracts, net	(111.2)	0.6
Other investing activities, net	(16.0)	(1.4)
Net Cash Used for Investing Activities	(409.7)	(385.9)

Cash Flows from Financing Activities:
Borrowings of long-term debt	628.1	625.0
Repayments of long-term debt	(777.1)	(975.1)
Debt issuance costs	(2.0)	—
Payments on finance lease obligations	(3.5)	(11.0)
Dividends paid	(140.3)	(129.8)
Repurchases of common stock	(50.0)	(98.2)
Distributions to owners of noncontrolling interest	—	(0.6)
Proceeds from exercise of stock options	2.3	13.7
Shares withheld for employees’ income tax obligations	(14.5)	(28.1)
Net Cash Used for Financing Activities	(357.0)	(604.1)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	283.4	(23.9)
Cash, Cash Equivalents and Restricted Cash, beginning of year	21.0	44.9
Cash, Cash Equivalents and Restricted Cash, end of year	$304.4	$21.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2020		December 31, 2020
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
East Group (2)	3.1%	6.0%	(3.0%)	3.8%
West Group (2)	2.8%	(1.3%)	(1.4%)	1.7%
Total aggregates (3)	3.0%	3.5%	(2.4%)	3.1%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in millions)	2020	2019	2020	2019
East Group (2)	29.2	28.4	118.7	122.3
West Group (2)	16.0	15.5	67.8	68.8
Total aggregates (3)	45.2	43.9	186.5	191.1

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.

(2) Reflects the reclassification of 2019 shipments, when compared with amounts presented in the 2019 fourth-quarter and full-year earnings release, to reflect the transfer of the Company's one quarry in the state of Washington from the East Group to the West Group to conform with 2020 presentation.

(3) Aggregates operations includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Shipments (in millions)
Aggregates tons - external customers	41.9	41.7	173.9	181.1
Internal aggregates tons used in other product lines	3.3	2.2	12.6	10.0
Total aggregates tons	45.2	43.9	186.5	191.1

Cement tons - external customers	0.7	0.6	2.7	2.7
Internal cement tons used in other product lines	0.4	0.3	1.3	1.2
Total cement tons	1.1	0.9	4.0	3.9

Ready mixed concrete - cubic yards (1)	2.3	2.0	8.4	8.5

Asphalt tons - external customers	0.2	0.2	0.8	0.9
Internal asphalt tons used in road paving business	0.5	0.4	2.5	2.0
Total asphalt tons	0.7	0.6	3.3	2.9

(1) Ready mixed concrete includes acquisitions from the date of acquisition and divestitures through the date of disposal.

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$14.88	$14.38	$14.77	$14.33
Cement (per ton)	$114.00	$113.43	$113.88	$112.75
Ready mixed concrete (per cubic yard)	$113.07	$112.74	$113.57	$111.32
Asphalt (per ton)	$48.05	$46.43	$48.00	$46.75

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Earnings before interest; income taxes; depreciation, depletion and amortization expense; and the earnings/loss from nonconsolidated equity affiliates (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net earnings attributable to Martin Marietta	$183.0	$131.0	$721.0	$611.9
Add back:
Interest expense, net of interest income	28.4	30.6	117.6	128.9
Income tax expense for controlling interests	25.2	25.3	168.2	136.3
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	98.5	91.9	386.0	377.4
Adjusted EBITDA	$335.1	$278.8	$1,392.8	$1,254.5

A Reconciliation of the GAAP Measure to 2021 Adjusted EBITDA Guidance Range is as follows:

	Low Point of Range	High Point of Range
Net earnings attributable to Martin Marietta	$665.0	$750.0
Add back:
Interest expense	115.0	110.0
Taxes on income	180.0	200.0
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	390.0	390.0
Adjusted EBITDA	$1,350.0	$1,450.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

The following table presents ready mixed concrete shipment data and volume variance excluding ready mixed concrete operations acquired in August 2020 and excluding the Arkansas, Louisiana and Eastern Texas ready mix business (ArkLaTex business divested in January 2020) during the period of Martin Marietta's ownership to provide a more comparable analysis of ready mixed concrete volume variance:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Shipments	(Cubic Yards in Millions)
Reported ready mixed concrete shipments	2.3	2.0	8.4	8.5
Less: ready mixed concrete shipments of acquired operations	(0.1)	—	(0.2)	—
Less: ready mixed concrete shipments for the ArkLaTex business during the period of Martin Marietta ownership	—	(0.2)	—	(0.6)
Adjusted ready mixed concrete shipments	2.2	1.8	8.2	7.9

Reported ready mixed concrete volume variance	17.0%		(1.6%)

Adjusted ready mixed concrete volume variance	18.5%		3.2%

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing increases and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
East Group - Aggregates:
Reported average selling price	$15.48	$14.60	$15.31	$14.75
Adjustment for (favorable) unfavorable impact of product, geographic and other mix	(0.35)		0.02
Mix-adjusted average selling price	$15.13		$15.33

Reported average selling price variance	6.0%		3.8%
Mix-adjusted ASP variance	3.6%		4.0%

West Group - Aggregates:
Reported average selling price	$13.80	$13.98	$13.82	$13.59
Adjustment for unfavorable impact of product, geographic and other mix	0.63		0.30
Mix-adjusted average selling price	$14.43		$14.12

Reported average selling price variance	(1.3%)		1.7%
Mix-adjusted ASP variance	3.2%		3.9%

Total Aggregates:
Reported average selling price	$14.88	$14.38	$14.77	$14.33
Adjustment for unfavorable impact of product, geographic and other mix	—		0.13
Mix-adjusted average selling price	$14.88		$14.90

Reported average selling price variance	3.5%		3.1%
Mix-adjusted ASP variance	3.5%		4.0%

Cement:
Reported average selling price	$114.00	$113.43	$113.88	$112.75
Adjustment for unfavorable impact of product, geographic and other mix	2.80		2.52
Mix-adjusted average selling price	$116.80		$116.40

Reported average selling price variance	0.5%		1.0%
Mix-adjusted ASP variance	3.0%		3.2%

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